Exhibit 99.1

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Cindy McGee, Vice President	David Schull, President
Investor Relations & Alliance Management	david.schull@russopartnersllc.com
cmcgee@arenapharm.com	858.717.2310
858.453.7200, ext. 1479

www.arenapharm.com

Arena Pharmaceuticals Provides Corporate Update and

Reports Third Quarter 2012 Financial Results

— Conference Call and Webcast Scheduled for Today at 5:00 p.m. Eastern Time —

SAN DIEGO, CA, November 6, 2012 — Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today provided a corporate update and reported financial results for the third quarter ended September 30, 2012.

Arena is preparing for the launch of BELVIQ® (lorcaserin HCl) in the United States, pursuing regulatory approval and collaborations for BELVIQ in additional territories, and selectively advancing its earlier-stage drug candidates. Arena’s expected upcoming milestones include the following:

•	Eisai Inc. beginning to market BELVIQ in the United States in early 2013, subject to the US Drug Enforcement Administration’s final scheduling designation;

•	Regulatory authorities for the European Union and Switzerland providing their decisions on the Marketing Authorization Applications (MAA) for BELVIQ in the first half of 2013; and

•	Results from the Phase 1 multiple-dose clinical trial of APD811, its internally discovered oral drug candidate for the treatment of pulmonary arterial hypertension (PAH), in the first quarter of 2013.

“We are well positioned to deliver significant value to our stockholders by executing on the potential of BELVIQ and strategically advancing our pipeline of internally discovered drug candidates,” said Jack Lief, Arena’s President and Chief Executive Officer. “We look forward to providing a novel treatment option to patients who need help with chronic weight management. As we prepare for the US launch of BELVIQ, we continue to pursue additional regulatory approvals and collaborations in strategic markets worldwide.”

Recent Developments

•

Established a marketing and supply agreement between its wholly owned subsidiary, Arena Pharmaceuticals GmbH, and Ildong Pharmaceutical Co., Ltd., for BELVIQ. Under the agreement, Arena granted Ildong exclusive rights to market and distribute BELVIQ in South Korea for weight loss or weight management in obese and overweight patients, subject to regulatory approval of BELVIQ by the Korea Food and Drug Administration.

•

Submitted its response to the European Medicines Agency’s Committee for Medicinal Products for Human Use’s 120-day assessment report and list of questions regarding the MAA for the marketing of BELVIQ in the European Union.

•

Initiated dosing in a Phase 1 multiple-dose clinical trial of APD811, a novel drug candidate that targets the prostacyclin (IP) receptor for the treatment of PAH. This randomized, double-blind and placebo-controlled dose titration trial is evaluating the safety, tolerability, pharmacokinetics and optimal titration schedule of multiple-ascending doses of APD811. Arena previously evaluated single-ascending doses of APD811 in the initial Phase 1 clinical trial.

Third Quarter 2012 Financial Results

Arena recorded revenues totaling $1.5 million in the third quarter of 2012, compared to $3.5 million in the third quarter of 2011, and $25.7 million in the nine months ended September 30, 2012, compared to $10.6 million in the nine months ended September 30, 2011. The revenue increase in the nine months ended September 30, 2012, was primarily due to the $20.0 million milestone payment from Eisai for the inclusion in the FDA-approved prescribing information for BELVIQ of the efficacy and safety data from the Phase 3 BLOOM-DM (Behavioral modification and Lorcaserin for Overweight and Obesity Management in Diabetes Mellitus) clinical trial in patients with type 2 diabetes.

Research and development expenses continued to decline in the third quarter of 2012, decreasing to $11.6 million as compared to $15.0 million in the third quarter of 2011. Research and development expenses in the nine months ended September 30, 2012, declined to $40.2 million from $45.6 million in the nine months ended September 30, 2011, primarily due to decreased salary and other personnel costs. General and administrative expenses, which increased to $7.4 million in the third quarter of 2012 as compared to $6.0 million in the third quarter of 2011, were $19.0 million in each of the nine-month periods ended September 30, 2012, and 2011.

Total interest and other expense increased to $27.4 million in the nine months ended September 30, 2012, compared to $21.1 million in the nine months ended September 30, 2011. This increase was primarily due to recognition of a $13.9 million non-cash loss from revaluation of derivative liabilities in the nine months ended September 30, 2012, partially offset by a $4.2 million decrease in the non-cash loss on extinguishment of debt and a $3.8 million decrease in interest expense related to the lower balance outstanding on the Deerfield loan prior to its May 2012 payoff. Arena’s net loss allocable to common stockholders in the nine months ended September 30, 2012, was $67.0 million, or $0.35 per share, compared to $87.8 million, or $0.64 per share, in the nine months ended September 30, 2011.

At September 30, 2012, cash and cash equivalents totaled $165.8 million and approximately 217.2 million shares of common stock were outstanding.

Scheduled Conference Call and Webcast

Arena will host a conference call and webcast to discuss the corporate update and third quarter 2012 financial results today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Corporate Update.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is planning to present at upcoming investment and industry conferences, including:

•	Lazard Capital Markets 9th Annual Healthcare Conference, November 13-14, 2012, New York, New York

•	Credit Suisse Healthcare Conference, November 14-16, 2012, Phoenix, Arizona

•	Piper Jaffray 24th Annual Healthcare Conference, November 27-28, 2012, New York, New York

•	Leerink Swann 6th Annual POLARxPRESS Bus Tour, November 28, 2012, New York, New York

•	Oppenheimer 23rd Annual Healthcare Conference, December 12-13, 2012, New York, New York

•	31st Annual J.P. Morgan Healthcare Conference, January 7-10, 2013, San Francisco, California

About BELVIQ® (lorcaserin HCl)

BELVIQ (pronounced “BEL-VEEK”) was approved by the US Food and Drug Administration for chronic weight management in June 2012, and is currently under review for regulatory approval in additional territories. BELVIQ is believed to decrease food consumption and promote satiety by selectively activating serotonin 2C receptors in the brain. Activation of these receptors may help a person eat less and feel full after eating smaller amounts of food.

BELVIQ is indicated to be used along with a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial BMI of:

•	30 kg/m2 or greater (obese), or

•	27 kg/m2 or greater (overweight) in the presence of at least one weight related comorbid condition (e.g., hypertension, dyslipidemia, type 2 diabetes)

Limitations of Use:

•

The safety and efficacy of coadministration of BELVIQ with other products intended for weight loss including prescription drugs (e.g., phentermine), over-the-counter drugs, and herbal preparations have not been established

•	The effect of BELVIQ on cardiovascular morbidity and mortality has not been established

In clinical trials, the most common adverse reactions for patients without diabetes treated with BELVIQ were headache, dizziness, fatigue, nausea, dry mouth, and constipation. In patients with diabetes, the most common adverse reactions were hypoglycemia, headache, back pain, cough, and fatigue.

For more information about BELVIQ, click here for the full prescribing information or go to http://us.eisai.com/package_inserts/BelviqPI.pdf.

Arena has granted exclusive marketing and distribution rights to Eisai Inc. for most of North and South America and to Ildong Pharmaceutical Co., Ltd., for South Korea, and plans to enter into additional collaborations to commercialize BELVIQ outside of these territories. Arena has composition of matter patents for BELVIQ issued in major jurisdictions globally that, in most cases, are capable of continuing into 2023 without taking into account any patent term extensions.

About Arena Pharmaceuticals

Arena Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing novel drugs for weight management, cardiovascular disease, inflammation and other disorders. BELVIQ® (lorcaserin HCl), Arena’s internally discovered drug, was approved by the US Food and Drug Administration in June 2012, and is under review for regulatory approval in additional territories. Arena’s US operations are located in San Diego, California, and its operations outside of the

United States, including its commercial manufacturing facility, are located in Zofingen, Switzerland. For more information, visit Arena’s website at www.arenapharm.com.

Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc. BELVIQ® is a registered trademark of Arena Pharmaceuticals GmbH.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the advancement, therapeutic indication and use, safety, efficacy, mechanism of action, regulatory review and approval, DEA scheduling, launch, commercialization and potential of BELVIQ; pursuing and entering into additional collaborations; rights, obligations, expectations and future activities related to the marketing and supply agreements with Eisai and Ildong; decisions of EU and Swiss regulatory authorities on marketing applications; delivering value to stockholders; executing on the potential of BELVIQ; providing a novel treatment to patients; advancing APD811 and other drug candidates; the therapeutic indication and use, safety, efficacy, tolerability, mechanism of action and potential of APD811, including the protocol and other aspects of the Phase 1 multiple-dose clinical trial; BELVIQ’s patent coverage; and Arena’s efforts, focus, goals, strategy, research and development programs, and ability to discover and develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: risks related to commercializing drugs, including regulatory, manufacturing and supply issues and the pace of market acceptance; cash and revenues generated from BELVIQ, including the impact of competition; the timing and outcome of regulatory review is uncertain; government and commercial reimbursement and pricing decisions; risks related to relying on collaborative arrangements; the timing and receipt of payments and fees, if any, from collaborators; the entry into or modification or termination of collaborative arrangements; unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to any of Arena’s research and development may not meet safety, efficacy or other regulatory requirements or otherwise be sufficient for further research and development, regulatory review or approval or continued marketing; Arena’s ability to obtain and defend patents; the timing, success and cost of Arena’s research and development programs; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; and satisfactory resolution of litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenues
Manufacturing services	$603	$1,713	$2,924	$4,390
Collaborative agreements	882	1,746	22,727	6,253

Total revenues	1,485	3,459	25,651	10,643

Operating Expenses
Cost of manufacturing services	1,396	1,557	2,839	6,215
Research and development	11,619	14,978	40,165	45,616
General and administrative	7,392	6,029	18,963	18,996
Restructuring charges	0	0	0	3,467
Amortization of acquired technology & other intangibles	168	197	517	819

Total operating expenses	20,575	22,761	62,484	75,113

Interest and Other Income (Expense)
Interest income	41	20	81	102
Interest expense	(1,804)	(3,211)	(7,324)	(11,087)
Gain (Loss) from valuation of derivative liabilities	5,259	(233)	(13,886)	387
Loss on extinguishment of debt	0	0	(6,338)	(10,514)
Other	73	(10)	103	40

Total interest and other income (expense), net	3,569	(3,434)	(27,364)	(21,072)

Net loss	(15,521)	(22,736)	(64,197)	(85,542)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	0	0	(2,824)	(2,260)

Net loss allocable to common stockholders	$(15,521)	$(22,736)	$(67,021)	$(87,802)

Net loss per share allocable to common stockholders:
Basic	$(0.07)	$(0.16)	$(0.35)	$(0.64)

Diluted	$(0.07)	$(0.16)	$(0.35)	$(0.64)

Shares used in calculating net loss per share allocable to common stockholders:
Basic	213,881	145,965	189,545	136,860

Diluted	213,881	145,965	189,545	136,860

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	September 30, 2012	December 31, 2011
	(unaudited)	[1]
Assets
Cash and cash equivalents	$165,774	$57,632
Accounts receivable	672	607
Inventory	2,808	0
Prepaid expenses & other current assets	4,439	2,021
Land, property & equipment, net	76,030	82,066
Acquired technology & other non-current assets	14,437	14,803

Total assets	$264,160	$157,129

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$9,431	$9,574
Total deferred revenues	47,050	44,682
Total derivative liabilities	15,503	1,617
Total note payable to Deerfield	0	14,698
Total lease financing obligations & other long-term liabilities	74,910	75,996
Total stockholders’ equity	117,266	10,562

Total liabilities & stockholders’ equity	$264,160	$157,129

[1]	The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.